   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                    13-3666692
        (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

      AMERICAN TELEVISION AND
     COMMUNICATIONS CORPORATION                     DELAWARE                             13-2922502
     WARNER COMMUNICATIONS INC.                     DELAWARE                             13-2696809
     (EXACT NAME OF REGISTRANT          (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    AS SPECIFIED IN ITS CHARTER)         INCORPORATION OR ORGANIZATION)            IDENTIFICATION NUMBER)

                              75 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10019
                                 (212) 484-8000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                              PETER R. HAJE, ESQ.
                              75 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10019
                                 (212) 484-7580
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies To:

                 WILLIAM P. ROGERS, JR.                                  FAITH D. GROSSNICKLE, ESQ.
                CRAVATH, SWAINE & MOORE                                     SHEARMAN & STERLING
                   825 EIGHTH AVENUE                                        599 LEXINGTON AVENUE
                NEW YORK, NEW YORK 10019                                      (212) 848-8015
                    (212) 474-1270

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED MAXIMUM
                                                                   PROPOSED            AGGREGATE
         TITLE OF EACH CLASS            AGGREGATE AMOUNT TO    MAXIMUM OFFERING        OFFERING            AMOUNT OF
   OF SECURITIES TO BE REGISTERED         BE REGISTERED(1)     PRICE PER UNIT(2)       PRICE(2)        REGISTRATION FEE
Debt Securities......................          $1(3)                 100%                $1(3)               $0(4)
Guarantees of Debt Securities(5).....            $1                   N/A                 N/A               N/A(6)

                                                        (footnotes on next page)

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO REGISTRATION STATEMENT NO. 33-75144 PREVIOUSLY FILED BY TIME WARNER ENTERTAINMENT COMPANY, L.P., AMERICAN TELEVISION AND COMMUNICATIONS CORPORATION, WARNER COMMUNICATIONS INC. AND OTHER CO-REGISTRANTS ON FORM S-3. THIS REGISTRATION STATEMENT ALSO CONSTITUTES A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NO. 33-75144, AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(footnotes from previous page)

(1) United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(2) Estimated solely for purposes of calculating the registration fee.

(3) Represents the aggregate principal amount plus, if any Debt Securities are issued at an original issue discount, such principal amount as shall result in an aggregate initial offering price of $1.

(4) Time Warner Entertainment Company, L.P., a co-registrant on this Registration Statement on Form S-3, is carrying forward pursuant to Rule 429 under the Securities Act of 1933 $2,000,000,000 of Debt Securities previously registered on its Registration Statement on Form S-3 (File
    No. 33-75144) none of which has been issued or sold and for which it has paid $689,655 of registration fees.

(5) Each of American Television and Communications Corporation and Warner Communications Inc. will irrevocably and unconditionally guarantee on an unsecured senior basis its guaranteed percentage of Debt Securities of Time Warner Entertainment Company, L.P.

(6) Pursuant to Rule 457(n), no separate fee is required to be paid in respect of guarantees of the Debt Securities which are being registered concurrently.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION DATED DECEMBER 31, 1998

PROSPECTUS

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
                                Debt Securities

     Pursuant to a "shelf" registration statement of which this Prospectus is a part, Time Warner Entertainment Company, L.P. may offer unsecured notes, debentures or other debt having a total initial public offering price of up to $2,000,000,000. Under this shelf process, we may sell the debt securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale.

     This Prospectus provides a general description of the debt securities we may offer. Each time we sell a particular series of debt securities, we will provide a Prospectus Supplement that will contain the specific terms of the series being offered. Unless otherwise specified in the Prospectus Supplement, the debt securities will be senior securities of Time Warner Entertainment Company, L.P. and will be guaranteed by its general partners, Warner Communications Inc. and American Television and Communications Corporation.

     The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement together with the additional information described under the heading "Where You Can Find More Information."

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1998

                               TABLE OF CONTENTS

                                          PROSPECTUS                                              PAGE
-----------------------------------------------------------------------------------------------   -----
Where You Can Find More Information............................................................       2
Ownership Structure of the Company.............................................................       3
The Company....................................................................................       4
The General Partners...........................................................................       4
Use of Proceeds................................................................................       5
Ratio of Earnings to Fixed Charges.............................................................       5
Description of the Debt Securities.............................................................       7
Description of the Credit Agreement............................................................      14
Description of Outstanding Debt Securities.....................................................      15
Global Securities..............................................................................      15
Plan of Distribution...........................................................................      16
Legal Opinions.................................................................................      17
Experts........................................................................................      17

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     Time Warner Entertainment Company, L.P. ("TWE" or the "Company") and its General Partners (as defined below) are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, under the terms of the Indenture (as defined below), if the Company is not required by Section 13 or 15(d) of the Exchange Act to file reports with the Securities and Exchange Commission (the "SEC"), then, so long as any securities issued under the Indenture remain outstanding, the Company will be required to provide to the holders of the Debt Securities quarterly financial reports (containing unaudited financial statements of the Company) for the first three quarters of each year and annual financial reports (containing audited financial statements of the Company) for each year, in each case comparable to that which the Company would be required to file with the SEC if it had a class of debt securities listed on a national securities exchange, except that if the SEC has informed the Company that it can file less financial information than otherwise required by Section 13 or 15(d) of the Exchange Act or that the periodic filings made by an affiliate of the Company will satisfy the Company's filing requirement, then, so long as any securities issued under the Indenture remain outstanding, the Company will be required to provide to the holders of the Debt Securities only such information filed by the Company or that affiliate.

     This Prospectus (the "Prospectus") is part of a Registration Statement on Form S-3 (the "Registration Statement") that the Company and the General Partners have filed with the SEC. You can inspect and copy the Registration Statement, as well as reports and other information filed by the Company or the General Partners, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates. You may obtain information about the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov), that contains reports and other information regarding registrants (like the Company) that file electronically.

     This Prospectus provides you with a general description of the debt securities that the Company may offer (the "Debt Securities"). Each time the Company sells Debt Securities, it will provide a Prospectus Supplement (the "Prospectus Supplement") that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with the additional information that is incorporated by reference, as described below. You should also read the documents filed as exhibits with the Registration Statement or otherwise filed by the Company with the SEC.

     The rules and regulations of the SEC allow the Company to refer you to the information currently filed by the Company and the General Partners with the SEC by incorporating such documents in this Prospectus by reference to those documents. The information incorporated by reference is an important part of this Prospectus, and documents that the Company or the General Partners file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by the Company or the General Partners with the SEC (File No. 001-12878) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities that we have registered:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of the Company and the General Partners.

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 of the Company and the General Partners.

     Upon your request and at no cost to you, the Company will provide to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You may request such information in writing or by telephone. Requests should be addressed to: Investor Relations, Time Warner Entertainment Company, L.P., 75 Rockefeller Plaza, New York, New York 10019 (telephone number:
(212) 484-6971).

                      OWNERSHIP STRUCTURE OF THE COMPANY

                                      ------------------
                                      |TIME WARNER INC.|
                                      ------------------
                                              |
                                            100%(1)
                                              |
                  -----------------------------
                  |                           |
                100%                          |
                  |                           |
                  |                  --------------------
                  |                  |   TIME WARNER    |
                  |                  |   GENERAL AND    |
                  |                  | LIMITED PARTNERS |
                  |                  --------------------
                  |                            |              -----------------
                  |                            |       |------|   MEDIAONE    |
             ------------                   74.49%(2)  |      |LIMITED PARTNER|
             | TWI CABLE|                      |    25.51%(2) -----------------
             ------------                      |       |
                  |                ------------------------------
-------------   1.4%(3)            |          TIME WARNER       |
| ADVANCE/  |     |                | ENTERTAINMENT COMPANY, L.P.|
| NEWHOUSE  |---  |                ------------------------------
-------------  |  |                                     |
            33.3% |       -------------------------------
              (3) |       |                             |
               |  |    65.3%(3)                         |
               |  |       |                           100%
             ---------------                            |
             |   TWE-A/N   |                            |
             | PARTNERSHIP |                            |
             |   (CABLE)   |         ---------------------------------
             ---------------         |                  |            |
                            --------------- ------------------ ---------------
                            | TIME WARNER | | CABLE NETWORKS | |    FILMED   |
                            |    CABLE    | |       HBO      | |ENTERTAINMENT|
                            |             | |                | | WARNER BROS.|
                            --------------- ------------------ ---------------

------------------

1/ Subsidiaries of Time Warner Inc. directly or indirectly own 100% of the capital stock of each of the Time Warner General and Limited Partners.

2/ Pro rata priority capital and residual equity interests. In addition, the Time Warner General Partners own 100% of the priority capital interests senior and junior to the pro rata priority capital interests. (See Note 8 to TWE's consolidated financial statements.)

3/ Direct or indirect common equity interests. In addition, TWI Cable Inc. ("TWI
   Cable") indirectly owns preferred partnership interests.

                                  THE COMPANY

     Because the following is a summary of the business of the Company, it does not contain all the information that may be important to investors. You should read it together with the detailed information and financial statements referred to herein.

     The Company is engaged principally in three fundamental areas of business:

          ENTERTAINMENT--includes principally interests in:

             o filmed entertainment

             o television production

             o television broadcasting

          CABLE NETWORKS--includes principally interests in:

             o pay cable television programming

          CABLE--includes principally interests in:

             o cable television systems

     The Time Warner Cable division of the Company also manages substantially all of the cable television systems owned by Time Warner Inc. ("Time Warner"), and the combined cable television operations are conducted under the name of Time Warner Cable.

     The Company was formed as a Delaware limited partnership in 1992 and has, since its capitalization on June 30, 1992 (the "TWE Capitalization"), owned and operated substantially all of the business of Warner Bros., Home Box Office and the cable television business, and certain other businesses, owned and operated by Time Warner at that date. Certain wholly owned subsidiaries of Time Warner are the general partners (the "General Partners") of TWE and subsidiaries of Time Warner, including the General Partners, collectively own general and limited partnership interests in TWE consisting of 74.49% of the pro rata priority capital ("Series A Capital") and residual equity capital ("Residual Capital"), and 100% of the senior priority capital ("Senior Capital") and junior priority capital ("Series B Capital"). The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by a subsidiary of MediaOne Group, Inc. ("MediaOne"), formerly US WEST, Inc.

     In 1995, TWE formed a cable television joint venture with the Advance/Newhouse Partnership ("Advance/Newhouse") known as the TWE-A/N Partnership, which owns cable television systems serving approximately
5.5 million subscribers at September 30, 1998. The equity interests in the TWE-A/N Partnership are owned 65.3% by TWE, the managing partner, 33.3% by Advance/Newhouse and 1.4% by TWI Cable.

     On October 10, 1996, Time Warner completed the acquisition of Turner Broadcasting System, Inc. ("TBS"), thereby acquiring the remaining approximately 80% interest in TBS that Time Warner did not already own (the "TBS Transaction"). As a result of the TBS Transaction, a new parent company with the name "Time Warner Inc." replaced the old parent company of the same name and the old parent company, which changed its name to Time Warner Companies, Inc. ("TWC"), and TBS became separate, wholly owned subsidiaries of the new parent company. The assets of TWC consist primarily of investments in its consolidated and unconsolidated subsidiaries, including TWE.

     The principal executive offices of TWE are located at 75 Rockefeller Plaza, New York, New York 10019 (telephone number: (212) 484-8000).

                              THE GENERAL PARTNERS

     At the time of the TWE Capitalization, thirteen direct or indirect wholly owned subsidiaries of Time Warner contributed the assets and liabilities or the rights to the cash flows of substantially all of Time Warner's Warner Bros., Home Box Office and cable television businesses to TWE for general partnership interests. During late 1993 through 1994, nine of the thirteen original general partners were merged or dissolved into the other four, and in 1997 two additional companies were merged into the remaining two. As a result, as of December 31, 1997,

Warner Communications Inc. ("WCI", a subsidiary of TWC) and American Television and Communications Corporation ("ATC", a subsidiary of TWC) are the two remaining general partners of TWE. They have succeeded to the general partnership interests of all of the other former general partners. Except as otherwise set forth in the Prospectus Supplement, each General Partner will unconditionally guarantee its Guaranteed Percentage (as set forth under "Description of the Debt Securities--Guarantees") of TWE's obligations with respect to the Debt Securities. The Indenture under which the Debt Securities will be issued contains no restrictions on the financial condition or operations of the General Partners.

     The principal assets of the General Partners currently are, in addition to their interests in TWE: WCI's ownership of substantially all of the Warner Music Group, which produces and distributes recorded music and owns and administers music copyrights; WCI's 50% interest in DC Comics, a New York general partnership which is 50% owned by the Company; WCI's 37.25% interest in Time Warner Entertainment Japan Inc., a corporation organized under the laws of Japan ("TWE Japan"); certain securities of TBS which in the aggregate represent an equity interest of approximately 10.6% in TBS; 7.66% of the common stock of TWC; and combined equity interests of 29% in Time Warner Telecom LLC ("TW Telecom"), a competitive local exchange carrier. TWE does not have any ownership interest in the business or assets of the General Partners.

     The mailing address and telephone number of the principal executive offices of WCI and ATC are 75 Rockefeller Plaza, New York, New York 10019 (telephone number: (212) 484-8000) and 290 Harbor Drive, Stamford, Connecticut 06902 (telephone number: (203) 328-0600), respectively.

                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds to TWE from the sale of Debt Securities will be used to repay indebtedness of TWE.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of TWE and WCI are set forth below for the periods indicated.

     The ratio of earnings to fixed charges of TWE for the nine months ended September 30, 1998 reflects the transfer of cable television systems (or interests therein) serving approximately 650,000 subscribers to the TWE-A/N Partnership by a subsidiary of Time Warner, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests, as well as certain related transactions.

     The ratio of earnings to fixed charges of TWE for 1995 reflects (a) the consolidation by TWE of the TWE-A/N Partnership resulting from the formation of such partnership, effective as of April 1, 1995, and (b) the consolidation of Paragon Communications ("Paragon"), a cable television partnership, effective as of July 6, 1995.

     The ratio of earnings to fixed charges of TWE for 1993 gives effect to
(a) the admission of MediaOne as an additional limited partner of TWE as of September 15, 1993 and (b) the issuance of $2.6 billion of TWE debentures during 1993 to reduce indebtedness under the former TWE credit agreement.

     The ratio of earnings to fixed charges of WCI for 1995 reflects a recapitalization of WCI, in which TWC made a $2.642 billion capital contribution to WCI (consisting of a $2.5 billion subordinated reset note receivable due from WCI and $142 million of cash) and WCI used the cash proceeds to repay certain obligations to TWC.

     The ratio of earnings to fixed charges of WCI for 1993 reflects (a) the payment by WCI of a $3 billion special dividend to TWC in the form of a subordinated reset note due 2008, (b) the prepayment of $500 million of principal of such note using borrowings under its revolving credit agreement with TWC and (c) the repurchase or redemption by WCI of all of its publicly-held senior and subordinated debentures using capital contributed by TWC.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                   --------------------------------   --------------------------------------
                                                        1998             1997         1997    1996    1995    1994     1993
                                                   ---------------  ---------------   ----    ----    ----    -----    -----
TWE..............................................          2.4x             2.6x      2.6x    1.8x    1.6x     1.4x     1.4x
WCI..............................................          2.2x             2.4x      3.1x    1.9x    1.7x     1.4x     1.7x

     The ratio of earnings to fixed charges is not presented for ATC, the only General Partner other than WCI, because it has no independent business operations, nor does it have significant amounts of debt or other liabilities. The financial position and results of operations of ATC are principally derived from its investment in TWE and, to a lesser extent, its investment in TWC, TBS and TW Telecom.

     For purposes of computing the ratio of earnings to fixed charges for each company:

     Earnings equals the sum of:

     (a) pretax income;

     (b) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for each company and its majority-owned subsidiaries;

     (c) the proportionate share of the items included in (b) above for each company's 50%-owned investees;

     (d) preferred stock dividend requirements of majority-owned subsidiaries;

     (e) minority interest in the income of majority-owned subsidiaries that have fixed charges; and

     (f) the amount of undistributed losses (net of undistributed income) of each company's less-than-50% owned investees.

     This earnings calculation includes significant noncash charges for depreciation and amortization.

     Fixed charges equals the sum of:

     (x) interest expense, including interest capitalized and the portion of rents representative of an interest factor for each company and its majority-owned subsidiaries;

     (y) the proportionate share of the items included in (x) above for each company's 50%-owned investees; and

     (z) preferred stock dividend requirements of majority-owned subsidiaries.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

     This section describes the general terms of the Debt Securities. The Prospectus Supplement relating to any Debt Securities to be offered will describe the terms in greater detail, and may, in certain cases, provide information that differs from this Prospectus. If the information in the Prospectus Supplement differs from this Prospectus, investors should rely on information in the Prospectus Supplement with respect to the particular Debt Securities being offered.

     The Debt Securities will be issued from time to time in one or more series under an Indenture (the "Indenture") among TWE, WCI, ATC and The Bank of New York, as Trustee (the "Trustee"). Summaries of certain provisions of the Indenture follow. These summaries are not complete and are qualified in their entirety by reference to the Indenture, including the definitions in the Indenture of certain terms. All article and section references below are to articles and sections of the Indenture, a copy of which is an Exhibit to the Registration Statement of which this Prospectus is a part. The referenced articles and sections of the Indenture and such defined terms are incorporated by reference in this Prospectus.

     The Indenture does not limit the amount of Debt Securities which may be issued under it and Debt Securities may be issued under it up to the aggregate principal amount authorized from time to time by the Company.

     Reference is made to the Prospectus Supplement for the following terms of each series of Debt Securities in respect of which this Prospectus is being delivered:

     o the designation, date, aggregate principal amount, currency or currency unit of payment if other than United States dollars and authorized denominations of such Debt Securities;

     o the initial public offering price or prices of the Debt Securities and any discounts or commissions paid to underwriters, dealers or agents;

     o the date or dates on which such Debt Securities will mature (which may be fixed or extendible);

     o the annual rate or rates of interest, if any (or manner of calculation);

     o the dates on which such interest will be payable;

     o the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of holders (including whether any such purchase may be paid in cash or other securities or property);

     o whether such Debt Securities are to be issued in the form of Global Securities (as defined below) and, if so, the identity of the Depository (as defined below) with respect to such Global Securities;

     o the terms, if any, on which such Debt Securities may be exchanged for other securities of TWE or other issuers;

     o any other terms applicable to such Debt Securities.

     All of the Debt Securities will be registered securities, without coupons, and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration, transfer or exchange of the Debt Securities, but TWE may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

GUARANTEES

     Except as otherwise set forth in the Prospectus Supplement, each General Partner will unconditionally guarantee the percentage (its "Guaranteed Percentage") of TWE's obligations with respect to the Debt Securities set forth opposite its name in the table below (the "Guarantees"). Each General Partner has also guaranteed its Guaranteed Percentage of TWE's obligations under its Credit Agreement dated as of November 10, 1997 among TWE, the TWE-A/N Partnership, Time Warner, TWC, TBS, TWI Cable and Chase Manhattan Bank and the lending banks party thereto (the "Credit Agreement"), TWE's commercial paper and the Outstanding Debt Securities.

                                                                                               GUARANTEED
                                      GENERAL PARTNER                                          PERCENTAGE
--------------------------------------------------------------------------------------------   ----------
Warner Communications Inc. .................................................................      59.27%
American Television and Communications Corporation..........................................      40.73
                                                                                                 ------
                                                                                                 100.00%
                                                                                                 ------
                                                                                                 ------

     In the event of a bankruptcy or dissolution of a General Partner, TWE has agreed to cause a corporate entity to guarantee the Guaranteed Percentage of the Debt Securities previously guaranteed by such General Partner. The Indenture contains no restrictions on the financial condition or operations of the General Partners or any corporate entity substituted therefor.

     The guarantees by the General Partners of the Debt Securities will rank on a parity with all other unsecured and unsubordinated obligations for money borrowed of the General Partners including the guarantees by the General Partners of TWE's obligations under the Credit Agreement, TWE's commercial paper and the Outstanding Debt Securities.

     THE DEBT SECURITIES WILL NOT BE, AND TWE'S OBLIGATIONS UNDER THE CREDIT AGREEMENT, TWE'S COMMERCIAL PAPER AND THE OUTSTANDING DEBT SECURITIES ARE NOT, GUARANTEED BY TIME WARNER, TWC OR TBS.

RANKING

     The Debt Securities will be senior unsecured obligations of TWE and rank on a parity with all other unsecured and unsubordinated obligations for money borrowed of TWE including indebtedness of TWE under the Credit Agreement, TWE's commercial paper and the Outstanding Debt Securities. The rights of holders of the Debt Securities to participate in the distribution of the assets of any subsidiary of TWE upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors. At September 30, 1998, TWE's subsidiaries did not have any material indebtedness for money borrowed. The Trustee and each holder of Debt Securities will have no recourse against either General Partner except to the extent of the guarantee of the Debt Securities provided by such General Partner.

EXISTING INDEBTEDNESS AND LIENS

     At September 30, 1998, TWE's total outstanding indebtedness was approximately $7.4 billion, consisting principally of the following:

          o $3.2 billion outstanding under the Credit Agreement, including approximately $1 billion borrowed by the TWE-A/N Partnership under the Credit Agreement which is not guaranteed by TWE or the General Partners.

          o $365 million of outstanding commercial paper backed by the Credit Agreement.

          o $3.8 billion aggregate principal amount of its outstanding senior notes and debentures (the "Outstanding Debt Securities").

     Indebtedness of TWE under the Credit Agreement, TWE's commercial paper and the Outstanding Debt Securities, none of which is secured, will rank on a parity with the Debt Securities. The Indenture does not limit the ability of the Company to incur additional indebtedness. The Credit Agreement imposes limits on the incurrence of total debt; however, the Credit Agreement may be amended or terminated without the consent of the holders of the Debt Securities. See "Description of the Credit Agreement." Based on the Company's outstanding borrowings under the Credit Agreement at September 30, 1998, aggregate annual principal debt service of the Company during any of the next five years consists of $4.2 billion due in 2002, principally relating to the expiration of the Credit Agreement.

     At September 30, 1998, the General Partners had no material unsecured and unsubordinated obligations for money borrowed other than the guarantees by the General Partners of TWE's indebtedness under the Credit

Agreement, TWE's commercial paper and the Outstanding Debt Securities. The guarantees by the General Partners of TWE's obligations under the Debt Securities will rank on a parity with all other unsecured and unsubordinated obligations for money borrowed of the General Partners.

     At September 30, 1998, TWE's total outstanding unsubordinated indebtedness secured by liens was approximately $19 million. For a discussion of the limitations on the creation of additional liens imposed by the Indenture and the Credit Agreement, see "--Restrictive Covenants--Limitation on Liens", below and "Description of the Credit Agreement." At September 30, 1998, the total outstanding unsubordinated indebtedness of the General Partners that was secured by liens was approximately $10 million.

RESTRICTIVE COVENANT

     Except as otherwise set forth in the Prospectus Supplement, the Debt Securities will be subject to the following covenant:

     Limitation on Liens. The Indenture provides that neither TWE nor any Material Subsidiary of TWE will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any asset owned on the execution date of the Indenture or thereafter acquired by it unless TWE makes or causes the Debt Securities also to be secured by such lien equally and ratably with (or prior to) the other indebtedness thereby secured for so long as such other indebtedness is secured. The foregoing restriction does not apply to the following:

          (i) liens existing as of the date of the Indenture;

          (ii) liens created by Subsidiaries of TWE to secure indebtedness of such Subsidiaries to TWE or to one or more other Subsidiaries of TWE;

          (iii) liens affecting property of a Person existing at the time it becomes a Subsidiary of TWE or at the time it merges into or consolidates with TWE or a Subsidiary of TWE or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to TWE or its Subsidiaries; provided that such liens do not extend to or cover any property or assets of TWE or any Subsidiary of TWE other than the property or assets acquired in such transaction and any improvements on such property or assets;

          (iv) liens on property existing at the time of its acquisition or incurred to secure payment of all or a part of its purchase price or to secure indebtedness incurred prior to, at the time of, or within one year after its acquisition for the purpose of financing all or part of its purchase price; provided that in each case such liens shall not extend to or cover any property or assets of TWE or any Subsidiary of TWE other than the property or assets acquired and any improvements on such property or assets;

          (v) liens on property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction, provided that such liens do not extend to or cover any property or assets of TWE or any Subsidiary of TWE other than the property or assets improved or constructed and any improvements or construction thereon;

          (vi) liens consisting of or relating to the sale, transfer or financing of motion pictures, video and television programs, sound recordings, books ("Works") or rights with respect thereto to or with so-called tax shelter groups or other third-party investors in connection with the financing of such Works or rights with respect thereto to or with so-called tax shelter groups or other third-party investors in the ordinary course of business and the granting to TWE or any of its Subsidiaries of rights to distribute such Works; provided, however, that no such lien shall attach to any asset or right of TWE or its Subsidiaries, other than (x) Works or rights which were sold, transferred to or financed by the tax shelter group or third-party investors in question or the proceeds from such transactions and (y) equity interests of any Subsidiary of TWE substantially all of the assets of which consist of such Works or rights;

          (vii) liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary of TWE;

          (viii) liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

          (ix) liens on capital leases entered into after the date of the Indenture provided that such liens extend only to the property or assets that are the subject of such capital leases;

          (x) other liens arising in connection with indebtedness for money borrowed of TWE and its Subsidiaries (other than indebtedness of TWE or its Subsidiaries under a senior credit facility) in an aggregate principal amount for TWE and its Subsidiaries not exceeding (at the time such lien is issued, created or assumed) the greater of (A) 10% of the Consolidated Net Worth of TWE and (B) $500 million; and

          (xi) any extensions, renewal or replacement of any lien referred to in the foregoing clauses (i) through (x) inclusive, or of any indebtedness secured thereby, provided that the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property).

     Waiver of Certain Covenants. TWE may omit in any particular instance to comply with any term, provision or condition set forth in certain covenants with respect to the Debt Securities of any series if before the time for such compliance the holders of at least a majority in principal amount of all series of the outstanding Debt Securities affected, all voting as one class, either waive such compliance in such instance or generally waive compliance with such term, provision or condition. Such waiver shall only extend to or affect such term, provision or condition to the extent so expressly waived, and, until such waiver is effective, the obligations of TWE and the duties of the Trustee in respect of any such term, provision or condition will remain in full force and effect.

     The Indenture does not contain provisions which would give holders of the Debt Securities the right to require TWE to repurchase their Debt Securities in the event of a change in control or a decline in the credit rating of TWE's debt securities for any reason, including as a result of a takeover, recapitalization or similar restructuring or substantial leveraging. It also does not restrict the ability of TWE to make distributions or purchase or redeem partnership interests from partners.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the Indenture:

          "Consolidated Net Worth" means, with respect to any Person, at the date of any determination, the consolidated stockholders' or owners' equity of the holders of capital stock or partnership interests of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

          "GAAP" means generally accepted accounting principles as such principles are in effect as of the date of the Indenture.

          "Material Subsidiary" means any Person that is a Subsidiary of TWE if at the end of the most recent fiscal quarter of TWE, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by TWE and its other Subsidiaries exceeded 10% of the Consolidated Net Worth of TWE.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Subsidiary" means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the Board of Directors or other governing body.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to any series of Debt Securities:

          (i) failure to pay principal of any Debt Security of such series when due;

          (ii) failure to pay interest on any Debt Security of such series when due, continued for 30 days;

          (iii) failure by TWE to perform any covenant of TWE in the Indenture, continued for 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series as provided in the Indenture;

          (iv) failure to pay when due upon final maturity, or upon acceleration, the principal amount of any indebtedness of TWE or any Material Subsidiary in excess of $50 million, if such indebtedness is not discharged, or such acceleration annulled, within 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series as provided in the Indenture; and

          (v) certain events of bankruptcy, insolvency or reorganization of TWE.

     If an Event of Default with respect to the Debt Securities of any series shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series outstanding may declare the principal amount of the Debt Securities of such series and the interest accrued thereon to be due and payable immediately. However, at any time after a declaration of acceleration with respect to any series of Debt Securities has been made but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debt Securities of such series outstanding may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "--Modification and Waiver."

     The Indenture provides that, subject to the duty of the Trustee during a default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee, the holders of a majority in principal amount of the Debt Securities of any series outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series.

     TWE and any Person that is at such time a guarantor of the Debt Securities will be required to furnish annually to the Trustee a statement as to any default by TWE or such Person of its obligations under the Indenture.

MODIFICATION AND WAVIER

     TWE and the Trustee may, without the consent of the holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes:

          (i) to evidence the succession of another Person to TWE, WCI or ATC, and the assumption by such successor of TWE's, WCI's or ATC's obligations under the Indenture and the Debt Securities of any series or the related Guarantees;

          (ii) to add covenants of TWE, WCI or ATC, or surrender any rights of TWE, WCI or ATC, for the benefit of the holders of Debt Securities of any or all series;

          (iii) to cure any ambiguity, or correct any inconsistency in the Indenture;

          (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture;

          (v) to establish the form or terms of any series of Debt Securities;

          (vi) to provide any additional Events of Default;

          (vii) to add new general partner guarantors or to reflect the merger or consolidation of any General Partner, provided that the successor of such General Partner guarantees such General Partner's Guaranteed Percentage of TWE's obligations under the Debt Securities; and

          (viii) to evidence the succession of new obligors and the extinguishment of the obligations of the Company and the guarantors pursuant to the provisions described below under "--Redemption or Assumption Upon Dissolution of TWE."

     The Indenture contains provisions permitting TWE and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series to be affected voting as a single class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series to be affected, except that such supplemental indenture may not, without the consent of each holder of affected Debt Securities, among other things, change the fixed maturity of any affected Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or amend or modify the terms of either Guarantee in a manner adverse to the holders of such Debt Securities or reduce the aforesaid percentage of Debt Securities of any series the consent of the holders of which is required for the execution of any such supplemental indenture.

     The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default under the Indenture with respect to the Debt Securities of such series, except a default in the payment of the principal of or interest on any Debt Security of such series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     TWE may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless (i) TWE is the continuing Person in any such merger or consolidation, or the Person (if other than TWE) which is the continuing Person in any such merger or consolidation or which acquires all or substantially all of the assets of TWE is a corporation, partnership or trust organized under the laws of the United States or any state or the District of Columbia and expressly assumes TWE's obligations under the Debt Securities and the Indenture and (ii) immediately after such transaction, TWE or such other Person, as the case may be, is not in default in the performance of any covenants or conditions contained in the Indenture or the Debt Securities.

DEFEASANCE

     The Indenture provides that, at TWE's option, (i) TWE and the General Partners will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations of TWE to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series and to hold moneys for payment in trust) ("defeasance") or (ii) TWE need not comply with certain provisions of the Indenture ("covenant defeasance") with respect to the Debt Securities of any series if, in each case, TWE deposits, in trust with the Trustee, money or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of the Debt Securities of such series through the stated maturity or, at TWE's option, any redemption date occurring prior thereto (provided that TWE gives notice of redemption). As a condition to defeasance or covenant defeasance with respect to the Debt Securities of any series, TWE is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. Such opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the Indenture.

REDEMPTION OR ASSUMPTION UPON DISSOLUTION OF TWE

     If TWE dissolves (other than in connection with (a) the reconstitution of TWE as a corporation, (b) the occurrence of a transaction that is permitted by the "Consolidation, Merger and Sale of Assets" covenant described above or
(c) a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or similar law), it will, at its option, either:

     (1) redeem all of the Debt Securities concurrently with or prior to the effectiveness of such dissolution upon not less than 30 (or 15 if provided for in a resolution of TWE establishing the relevant series) days' nor more than 60 days' notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debt Securities to be redeemed, plus accrued interest thereon to (but excluding) the redemption date, and (ii) the Make-Whole Amount (as defined below) with respect to such Debt Securities; or

     (2) provided that immediately after such transaction neither TWE nor the Eligible Affiliate that assumes TWE's obligations under the Debt Securities as described below is in default in the performance of any covenants or conditions contained in the Indenture or the Debt Securities, concurrently with or prior to the effectiveness of such dissolution (i) cause an entity that controls or is under common control with TWE immediately prior to such dissolution (which shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state or the District of Columbia) (an "Eligible Affiliate") to expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Debt Securities and the performance or observance of every covenant of the Indenture on the part of TWE to be performed or observed; and (ii) cause an Eligible Affiliate that has outstanding indebtedness that was sold under the Securities Act ("Public Debt") and files reports under Section 13(a) or 15(d) of the Securities Act (a "Public Issuer") to provide, by way of assumption or guarantee (including, if appropriate, the guarantees of other Eligible Affiliates), substantially the same credit support as is provided for the Public Debt of such Public Issuer. If TWE's obligations under the Debt Securities are assumed by an Eligible Affiliate pursuant to this clause (2), TWE, at its option, may provide for the termination of the Guarantees provided by the General Partners.

     "Make-Whole Amount" means, on any date when TWE redeems any series of Debt Securities, the sum of the present value of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate with respect to such series of Debt Securities, plus a spread (specified in basis points and set forth in the terms of such series of Debt Securities), plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date and a series of Debt Securities, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue for such series of Debt Securities (if no maturity is within three months before or after the Remaining Life for such series of Debt Securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue for such series of Debt Securities shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series of Debt Securities, calculated using a price for the Comparable Treasury Issue for such series of Debt Securities (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date and for such series of Debt Securities. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     "Comparable Treasury Issue" means, in relation to a particular series of Debt Securities to be redeemed, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of such series of Debt Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debt Securities.

     "Comparable Treasury Price" means (i) the average of five Reference Treasury Dealer Quotations for such redemption date with respect to a series of Debt Securities, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by TWE.

     "Reference Treasury Dealer" means any Primary Treasury Dealer selected by the Independent Investment Banker after consultation with TWE.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for a series of Debt Securities, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series of Debt Securities (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, the Company in the normal course of business.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                      DESCRIPTION OF THE CREDIT AGREEMENT

     The Credit Agreement is a revolving credit facility pursuant to which TWE may borrow up to $7.5 billion, the TWE-A/N Partnership may borrow up to $2 billion and Time Warner, TWC, TBS and TWI Cable may borrow in the aggregate up to $6 billion, subject in each case to the aggregate borrowing limit of $7.5 billion under the Credit Agreement and certain other limitations and adjustments thereunder.

     The Credit Agreement contains certain covenants applicable to TWE, including restrictions on the incurrence of indebtedness and financial ratios relating to (i) maximum levels of net total indebtedness to cash flow (5.0 to 1) and (ii) minimum levels of "cash flow" to fixed charges (2.5 to 1). Certain other covenants impose restrictions on indebtedness of subsidiaries of TWE and the creation of certain liens. The Credit Agreement imposes no limitations on TWE's ability to make acquisitions, investments or cash distributions to its partners, subject to compliance with the financial ratios described above.

     Generally, an event of default under the Credit Agreement includes:

          (i) the occurrence of a payment default under the Credit Agreement;

          (ii) the failure of TWE, or any other borrower under the Credit Agreement, to observe certain covenants contained in the Credit Agreement;

          (iii) any representation of TWE, or any other borrower under the Credit Agreement, in the Credit Agreement or related documents proving to have been materially false when made;

          (iv) the occurrence of a payment default under any indebtedness (other than indebtedness under the Credit Agreement) of Time Warner, TWE, or any other borrower under the Credit Agreement, or certain of their respective subsidiaries, in excess of $10 million individually or $50 million in the aggregate beyond the applicable grace period;

          (v) the occurrence of an event of default under any indebtedness (other than indebtedness under the Credit Agreement) of Time Warner, TWE, or any other borrower under the Credit Agreement, or certain of their respective subsidiaries, permitting acceleration of indebtedness in excess of $10 million individually or $50 million in the aggregate thereunder, and the default continues beyond any applicable grace period;

          (vi) certain events of bankruptcy with respect to or the dissolution or liquidation of Time Warner, TWE, or any other borrower under the Credit Agreement, or certain of their respective subsidiaries or the General Partners;

          (vii) the failure to pay any amount in excess of $25 million to the Pension Benefit Guaranty Corporation in connection with any pension plan or certain other ERISA defaults;

          (viii) the entering of a judgment against Time Warner, TWE, or any other borrower under the Credit Agreement, any General Partner or any of their Material Subsidiaries in excess of $20 million individually or $50 million in the aggregate at any one time if such judgment has not been paid, vacated or stayed pending appeal within 60 days; and

          (ix) the occurrence of a "change in control" (as defined in the Credit Agreement) with respect to Time Warner, TWE or any other borrower under the Credit Agreement.

     Each of the General Partners has guaranteed its Guaranteed Percentage of TWE's obligations under the Credit Agreement. See "Description of the Debt Securities--Guarantees."

     TWE has a commercial paper facility and issues commercial paper from time to time. At September 30, 1998, commercial paper outstanding was approximately $365 million. Each of the General Partners has guaranteed its Guaranteed Percentage of TWE's outstanding commercial paper.

                   DESCRIPTION OF OUTSTANDING DEBT SECURITIES

     TWE has $3.8 billion aggregate principal amount of Outstanding Debt Securities. The Outstanding Debt Securities are unsecured and unsubordinated obligations of the Company issued under an indenture, dated as of April 30, 1992, as amended, among the Company, Time Warner, the subsidiaries of Time Warner that are parties thereto and The Bank of New York, as trustee. The Outstanding Debt Securities are generally subject to the same covenants under the Indenture as are the Debt Securities except that Outstanding Debt Securities are subject to the following covenants to which the Debt Securities are not subject: (i) a limitation on the issuance of senior indebtedness by TWE, (ii) a limitation on the ability of TWE and Time Warner (and certain of their subsidiaries) to grant certain guarantees, and (iii) limitations on certain restricted payments following an Event of Default or TWE's failure to pay interest when due with respect to Outstanding Debt Securities. In addition, TWE does not have the right to provide for the assumption of the Outstanding Debt Securities by an entity that controls or is under common control with TWE in the event of the dissolution of TWE under the circumstances provided for in paragraph (2) under "Description of the Debt Securities--Redemption or Assumption Upon Dissolution of TWE."

                               GLOBAL SECURITIES

     Unless otherwise specified in a Prospectus Supplement for a particular series, each series of Debt Securities will be issued in whole or in part in global form (the "Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities will be registered in the name of the Depository, which will be the sole direct holder of the Global Securities. ANY PERSON WISHING TO OWN A DEBT SECURITY MUST DO SO INDIRECTLY THROUGH AN ACCOUNT WITH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION THAT, IN TURN, HAS AN ACCOUNT WITH THE DEPOSITORY.

SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES

     TWE's obligations with respect to the Debt Securities, as well as the obligations of the Trustee, run only to Persons who are registered as holders of Debt Securities. For example, once TWE makes payment to the registered holder, TWE has no further responsibility for that payment even if that recipient is legally required to pass the payment along to an individual investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depository, as well as general laws relating to debt securities transfers.

     An investor should be aware that when Debt Securities are issued in the form of Global Securities:

          o the investor cannot have Debt Securities registered in his or her own name.

          o the investor cannot receive physical certificates for his or her interest in the Debt Securities.

          o the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities.

          o the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own.

          o the Depository's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. TWE and the Trustee have no responsibility for any aspect of the Depository's actions or for its records of ownership interests in the Global Security. TWE and the Trustee also do not supervise the Depository in any way.

          o the Depository will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

SPECIAL SITUATIONS WHEN THE GLOBAL SECURITY WILL BE TERMINATED

     In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or indirectly through an account at the investor's bank or brokerage firm will be up to the investor. In that event, investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred to their own names, so that they will be direct holders.

     The special situations for termination of a Global Security are:

          o when the Depository notifies TWE that it is unwilling, unable or no longer qualified to continue as Depository (unless a replacement Depository is named).

          o when an Event of Default on the Debt Securities has occurred and has not been cured.

          o when and if TWE decides to terminate a Global Security.

     The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depository (and not TWE or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons.

                              PLAN OF DISTRIBUTION

     TWE may sell the Debt Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. Any underwriters or agents will be identified and their compensation described in a Prospectus Supplement.

     TWE (directly or through agents) may sell, and the underwriters resell, the Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, the underwriters or agents may receive compensation from TWE or from purchasers of the Debt Securities for whom they may act as agents. The underwriters may sell Debt Securities to or through dealers, who may also receive compensation from purchasers of the Debt Securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the Debt Securities by them may be treated as underwriting discounts and commissions under the Act.

     TWE will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, TWE or its affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Debt Securities will be passed upon for the Company by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York and for the Underwriters, if any, named in a Prospectus Supplement, by Shearman & Sterling, 599 Lexington Avenue, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of the Company, WCI and ATC included in Annual Report on Form 10-K for the year ended December 31, 1997 of the Company, WCI and ATC, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by the registrant in connection with the distribution of the Debt Securities.

Trustees' fees..............................................   $    5,000
Printing and engraving expenses.............................      250,000
Rating agency fees..........................................      250,000
Accounting fees and expenses................................      100,000
Legal fees and expenses.....................................      200,000
Miscellaneous expenses......................................       25,000
                                                               ----------
     Total expenses.........................................   $  830,000
                                                               ----------
                                                               ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     TWE is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

     Section 12.8 of the TWE Partnership Agreement provides that the Company shall indemnify, defend and hold harmless each Representative and officer of the Company from any personal liability he or she may incur by reason of his or her action on behalf of the Company to the fullest extent permitted as if the Company were a Delaware corporation. TWE's obligations under Section 12.8 of the TWE Partnership Agreement are expressly non-recourse to the general partners of TWE.

     ATC and WCI are Delaware corporations as is Time Warner, the ultimate parent of TWE and the General Partners. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or that court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Generally, the By-Laws of WCI and ATC provide for indemnification of the officers and directors of WCI and ATC to the fullest extent permitted by applicable law. In addition Article VI of the Certificate of Incorporation of ATC provides for the elimination of liability of directors to the extent permitted by applicable law.

     Article VI of Time Warner's By-Laws requires indemnification to the fullest extent permitted under applicable law of any person who is or was a director or officer of Time Warner or who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of Time Warner or any predecessor of Time Warner or was serving at the request of Time Warner as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, which would include TWE and the General Partners.

     Time Warner's Directors' and Officers' Liability and Reimbursement Insurance Policy is designed to reimburse Time Warner for any payments made by it pursuant to the foregoing indemnification. Such policy has coverage of $50 million.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
------   ---------------------------------------------------------------------------------------------------------
  1      Proposed form of Debt Securities Underwriting Agreement.

  4.1    Proposed form of Indenture among Time Warner Entertainment Company, L.P. ("TWE"), Warner Communications
         Inc., American Television and Communications Corporation and the Bank of New York, as Trustee.

  4.2    Form of Debt Security.

  5      Opinion of Cravath, Swaine & Moore.

 10.1    Credit Agreement dated as of November 10, 1997 among Time Warner Inc., Time Warner Companies, Inc., TWE,
         Turner Broadcasting System, Inc., Time Warner Entertainment-Advance/Newhouse Partnership and TWI Cable,
         Inc., as Credit Parties, The Chase Manhattan Bank, as Administrative Agent, Bank of America National
         Trust and Savings Association, BONY and Morgan Guaranty Trust Company of New York, as Documentation and
         Syndication Agents and Chase Securities Inc., as Arranger (incorporated herein by reference to
         Exhibit 10.26 to Time Warner Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).*

EXHIBIT
NUMBER   DESCRIPTION
 ----    ---------------------------------------------------------------------------------------------------------
 12.1    Statement regarding the computation of the ratio of earnings to fixed charges for TWE.


 12.2    Statement regarding the computation of the ratio of earnings to fixed charges for Warner Communications
         Inc.

 23.1    Consent of Ernst & Young LLP.

 23.2    Consent of Cravath, Swaine & Moore (included in Exhibit 5).

 24      Power of Attorney.

 25      Statement of Eligibility and Qualification on Form T-1 of The Bank of New York (bound separately).

------------------
 * Incorporated by Reference

ITEM 17. UNDERTAKINGS.

  A. Undertaking Pursuant to Rule 415

     The undersigned registrants hereby undertake:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of any of the registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, EACH OF THE REGISTRANTS CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON DECEMBER 31, 1998.

                                          TIME WARNER ENTERTAINMENT COMPANY,
                                                 L.P.

                                          By: WARNER COMMUNICATIONS INC.
                                             As General Partner

                                               By: /s/ JOHN A. LABARCA
                                              __________________________________
                                                       John A. LaBarca
                                               Vice President and Controller

                                          AMERICAN TELEVISION AND COMMUNICATIONS
                                                        CORPORATION
                                          WARNER COMMUNICATIONS INC.

                                          By:      /s/ JOHN A. LABARCA
                                             __________________________________
                                                       John A. LaBarca
                                               Vice President and Controller

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 31, 1998.

                SIGNATURE                                             TITLE
------------------------------------------  ---------------------------------------------------------
                    *                       Chairman of the Board and Chief Executive Officer of each
------------------------------------------  Registrant and Director of WCI and ATC (Principal
             Gerald M. Levin                Executive Officer)


                    *                       Executive Vice President and Chief Financial Officer of
------------------------------------------  TWE, and Senior Vice President and Chief Financial
           Richard J. Bressler              Officer and Director of WCI and ATC (Principal Financial
                                            Officer)


           /s/ JOHN A. LABARCA              Senior Vice President and Controller of TWE, and Vice
------------------------------------------  President and Controller of WCI and ATC (Principal
             John A. LaBarca                Accounting Officer)


                    *                       Director of WCI and ATC
------------------------------------------
            Richard D. Parsons


                    *                       Director of WCI and ATC
------------------------------------------
              Peter R. Haje


*By:     /s/ THOMAS W. MCENERNEY
    --------------------------------------
            Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
------   ------------------------------------------------------------------------------------
  1       --   Proposed form of Debt Securities Underwriting Agreement.
  4.1     --   Proposed form of Indenture among Time Warner Entertainment Company,
               L.P. ("TWE"), Warner Communications Inc., American Television and
               Communications Corporation and the Bank of New York, as Trustee.
  4.2     --   Form of Debt Security.
  5       --   Opinion of Cravath, Swaine & Moore.
 10.1     --   Credit Agreement dated as of November 10, 1997 among Time Warner Inc., Time
               Warner Companies, Inc., TWE, Turner Broadcasting System, Inc., Time Warner
               Entertainment-Advance/Newhouse Partnership and TWI Cable, Inc., as Credit
               Parties, The Chase Manhattan Bank, as Administrative Agent, Bank of America
               National Trust and Savings Association, BONY and Morgan Guaranty Trust Company
               of New York, as Documentation and Syndication Agents and Chase Securities
               Inc., as Arranger (incorporated herein by reference to Exhibit 10.26 to Time
               Warner Inc.'s Annual Report on Form 10-K for the year ended December 31,
               1997).*
 12.1     --   Statement regarding the computation of the ratio of earnings to fixed charges for TWE.
 12.2     --   Statement regarding the computation of the ratio of earnings to fixed charges for Warner Communications Inc.
 23.1     --   Consent of Ernst & Young LLP.
 23.2     --   Consent of Cravath, Swaine & Moore. (included in Exhibit 5).
 24       --   Power of Attorney.
 25       --   Statement of Eligibility and Qualification on Form T-1 of The Bank of New York
               (bound separately).

------------------

 * Incorporated by Reference.